Filed Pursuant to Rule 433

Registration No. 333-275550

Issuer Free Writing Prospectus dated March 12, 2026

Relating to Preliminary Prospectus Supplement dated March 12, 2026 (the “Preliminary Prospectus Supplement”) to Prospectus dated November 14, 2023

AIRBNB, INC.

PRICING TERM SHEET

Issuer:	Airbnb, Inc.

Expected Ratings (Moody’s / S&P):*	Baa1 / A-

Trade Date:	March 12, 2026

Settlement Date:**	March 16, 2026 (T+2)

Denominations:	$2,000 and multiples of $1,000 thereafter

Day Count Convention:	30/360

Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC

Co-Managers:

BMO Capital Markets Corp.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Standard Chartered Bank

Academy Securities, Inc.

Blaylock Van, LLC

Independence Point Securities LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

4.400% Senior Notes due 2029 (“2029 Notes”)

Principal Amount:	$850,000,000

Maturity Date:	March 16, 2029

Coupon:	4.400% per annum, accruing from and including March 16, 2026

Price to Public:	99.978% of the principal amount

Interest Payment Dates:	March 16 and September 16 of each year, commencing on September 16, 2026

Benchmark Treasury:	3.500% due February 15, 2029

Benchmark Treasury Yield:	3.758%

Spread to Benchmark Treasury:	+65 basis points

Yield to Maturity:	4.408%

Optional Redemption:

Prior to February 16, 2029 (one month prior to the maturity date of the 2029 Notes) (the “2029 Notes Par Call Date”), the Issuer may redeem the 2029 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 10 basis points, less (b) interest accrued to the date of redemption; and

(2) 100% of the principal amount of the 2029 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2029 Notes Par Call Date, the Issuer may redeem the 2029 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Change of Control Triggering Event Put:	101% of the principal amount plus accrued and unpaid interest

CUSIP / ISIN Numbers:	009066 AC5 / US009066AC57

4.650% Senior Notes due 2031 (“2031 Notes”)

Principal Amount:	$850,000,000

Maturity Date:	March 16, 2031

Coupon:	4.650% per annum, accruing from and including March 16, 2026

Price to Public:	99.894% of the principal amount

Interest Payment Dates:	March 16 and September 16 of each year, commencing on September 16, 2026

Benchmark Treasury:	3.500% due February 28, 2031

Benchmark Treasury Yield:	3.854%

Spread to Benchmark Treasury:	+82 basis points

Yield to Maturity	4.674%

Optional Redemption:

Prior to February 16, 2031 (one month prior to the maturity date of the 2031 Notes) (the “2031 Notes Par Call Date”), the Issuer may redeem the 2031 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2031 Notes matured on the 2031 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points, less (b) interest accrued to the date of redemption; and

(2) 100% of the principal amount of the 2031 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2031 Notes Par Call Date, the Issuer may redeem the 2031 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2031 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Change of Control Triggering Event Put:	101% of the principal amount plus accrued and unpaid interest

CUSIP / ISIN Numbers:	009066 AD3 / US009066AD31

5.250% Senior Notes due 2036 (“2036 Notes”)

Principal Amount:	$800,000,000

Maturity Date:	March 16, 2036

Coupon:	5.250% per annum, accruing from and including March 16, 2026

Price to Public:	99.869% of the principal amount

Interest Payment Dates:	March 16 and September 16 of each year, commencing on September 16, 2026

Benchmark Treasury:	4.125% due February 15, 2036

Benchmark Treasury Yield:	4.247%

Spread to Benchmark Treasury:	+102 basis points

Yield to Maturity:	5.267%

Optional Redemption:

Prior to December 16, 2035 (three months prior to the maturity date of the 2036 Notes) (the “2036 Notes Par Call Date”), the Issuer may redeem the 2036 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 Notes matured on the 2036 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points, less (b) interest accrued to the date of redemption; and

(2) 100% of the principal amount of the 2036 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2036 Notes Par Call Date, the Issuer may redeem the 2036 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Change of Control Triggering Event Put:	101% of the principal amount plus accrued and unpaid interest

CUSIP / ISIN Numbers:	009066 AE1 / US009066AE14

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+2, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers who wish to trade the notes prior to one business day before delivery should consult their advisors in this regard.

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents, and, when available, the final prospectus supplement related to the offering for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting any of the representatives of the underwriters: BofA Securities, Inc. at 1-800-294-1322 (toll-free); Goldman Sachs & Co. LLC at 1-866-471-2526 (toll-free); and Morgan Stanley & Co. LLC at 1-866-718-1649 (toll-free).

This communication should be read in conjunction with the preliminary prospectus supplement (including the documents incorporated by reference in the preliminary prospectus supplement), the related prospectus and, when available, the final prospectus supplement related to the offering. The information in this communication supersedes the information in the preliminary prospectus supplement.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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